Exhibit 10.54

May 14, 2019

Pete Buzy

xxxxx

Dear Pete:

In connection with the acquisition of Paragon Bioservices, Inc. (“Paragon”) by Catalent Pharma Solutions, Inc. (together with its affiliates, “Catalent”) (such acquisition hereinafter referred to as the “Acquisition”), we are pleased to provide you with the following offer of employment with Paragon as a member of the Catalent group of companies on the terms set forth in this letter. Your employment will begin effective as of the closing of the Acquisition (the “Effective Date”), provided, for the avoidance of doubt, that if the closing of the Acquisition does not occur for any reason then this offer shall be considered rescinded.

This offer of employment with Catalent, and the terms and conditions contained in it, shall supersede any other terms and conditions of employment that you may have had with Paragon prior to the closing of the Acquisition. Any such terms and conditions of employment that you may have had with Paragon prior to the closing of the Acquisition shall cease to exist as of the closing of the Acquisition unless expressly stated otherwise in this offer or in an agreement referenced in this offer.

The major provisions of your offer are:

Position: Your position will be President, Gene Therapy, based in Baltimore, MD, reporting directly to Alessandro Maselli, Catalent’s President and Chief Operating Officer. You will also be a member of Catalent’s executive leadership team (the “ELT”).

Compensation: Your base bi-weekly rate of pay will be $15,384.62 (annualized to $400,000) less applicable deductions and/or withholdings. The bi-weekly salary is based on maintaining full-time employment status. In the event your employment changes to part-time status, your bi-weekly salary will be adjusted accordingly.

Performance: Except as provided in the section captioned “Rewards,” your performance and merit reviews will follow Catalent’s standard annual review calendar. Compensation and performance are typically reviewed as part of an annual process which generally takes place during the first quarter of each fiscal year. Determination of eligibility for a compensation adjustment as part of the annual process will be made at management’s discretion.

Rewards: You will be eligible for Catalent’s health, life, disability and 401(k) retirement savings plans and other benefits available to members of the ELT. We are currently working through Paragon’s transition to Catalent’s plans and will send you more information on these benefits at a later date. You will receive more information on these benefits during your new hire orientation session. In addition, as long as you remain President, Gene Therapy and these programs are generally made available to members of the ELT, you will be eligible to participate in the following rewards.

Exhibit 10.54
•Management Incentive Plan: Catalent’s short-term incentive plan, which we call the Management Incentive Plan (MIP), is effective each fiscal year. You will become eligible for the MIP effective July 1, 2019, with a target equal to $300,000. Assuming your continued employment as President, Gene Therapy at that time, you will participate in the MIP as other business unit presidents do based on the pre-established targets for the Gene Therapy business unit and you during fiscal 2020 (which runs from July 1, 2019 through June 30, 2020).

•Long-Term Incentive Plan: In recognition of your leadership position, you will be recommended to participate in our Long-Term Incentive Plan (the “LTIP”). Your annual grant level will consist of equity components valued under the terms of the LTIP at $325,000. The component mix of the award will be 50% performance share units (PSUs), 30% stock options and 20% restricted stock units (RSUs). Since LTIP grants include equity, your grant is subject to the approval of the Compensation & Leadership Committee of the Catalent, Inc. board of directors (the “Compensation Committee”). We anticipate the approval of your LTIP grant for the FY2020-2022 performance period to be made during the Compensation Committee meeting currently scheduled for July 2019. The complete terms and conditions of the LTIP, including the equity components and related award agreements, which contain certain restrictive covenants, will be provided to you once the grant has been approved but are also available upon request.

Retention Bonus:

(a) We will recommend to the Compensation Committee a Restricted Stock Unit (“RSU”) grant for you with a value equal to $2,000,000. The actual number of RSUs you’ll receive will be based on Catalent’s closing price on the date of grant. The Retention RSUs will vest 100% on the second anniversary of the grant date, subject to the following conditions: (1) in lieu of any stock ownership requirement or guideline otherwise applicable to you as a member of the ELT, you must purchase within 6 months after the Effective Date and thereafter hold at least $2,000,000 in Catalent stock, and (2) you must accept, contemporaneous with the grant, the terms of the applicable RSU Award Agreement.

(b) We will also recommend to the Compensation Committee Non-Qualified Stock Option grants (the "Retention Options") for you that have a Black-Scholes value of $2 million on the date of grant. The Retention Options will vest 100% on the second anniversary of the grant date, subject to the following conditions: (1) 50% of the Retention Options may vest sooner than the second anniversary upon satisfaction of the conditions set forth in Appendix 1, and (2) you must accept, contemporaneous with the grant, the terms of the applicable Non-Qualified Stock Option Award Agreement.

(C) Notwithstanding anything to the contrary set forth herein, the applicable RSU Award Agreement and Non-Qualified Stock Option Award Agreement shall each provide that, if your employment is terminated by Catalent without Cause (as defined in the Severance Letter) or you terminate your employment with Good Reason ( as defined in the severance Letter), prior to vesting of the Retention RSUs or Retention Options, then any unvested Retention RSUs or Retention Options, as applicable, shall vest upon such termination of employment.

Severance: A separate severance agreement letter is enclosed (the "Severance Letter"), which provides to you a severance equal to your annual base salary and MIP target bonus subject to the terms of the agreement.

Paid Time Off: As of the Effective Date, you will be eligible to participate in Catalent’s Paid Time Off Program in accordance with Catalent’s PTO policy. Prior to the Effective Date, you will continue to participate in the paid time off program offered by Paragon to its employees according to the terms and conditions outlined in the Agreement and Plan of Merger by and among Catalent, Paragon, and the other parties thereto.

Start Date: Your first day of employment pursuant to this offer will be the Effective Date.

Exhibit 10.54
Confidentiality: On your first day of employment, you will receive and will be required to sign the Catalent Pharma Solutions Confidentiality Agreement.

Terms: Employment pursuant to this offer is “at-will” and not for any definite period of time, and therefore it is terminable, with or without notice, at the will of either you or Paragon or Catalent at any time for any reason. There shall be no contract, express or implied, of guaranteed continued employment.

Non-Competition: As of the Effective Date, you will remain subject to the terms of the Employee Non-Competition Agreement that you previously agreed to with Paragon (the “Paragon NCA”). Upon acceptance of the LTIP grant and/or RSU grant described above (and any subsequent Catalent LTIP awards), your obligations under the Paragon NCA shall be extinguished and you will be subject to the standard Catalent restrictions contained in the LTIP award agreements.

Ethics: You will be provided with Catalent’s Standards of Business Conduct, which applies to all entities within the Catalent group of companies, and you will be required to sign a letter of compliance with the same.

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Exhibit 10.54

Please signify your acceptance of this offer of employment by returning a signed copy of this offer letter via scan and e-mail to lance.miyamoto@catalent.com, with the original hard copy mailed c/o Lance Miyamoto, 14 Schoolhouse Rd, Somerset, NJ 08873.

If you have any questions, please feel free to call me at 732-537-6147 or Steven Fasman at 732-537-5958.

Sincerely yours,

/s/ Lance Miyamoto
Lance Miyamoto
Senior Vice President, Human Resources
Catalent Pharma Solutions, Inc

Cc: John Chiminski
Steven Fasman

I accept the above offer of employment:

/s/ Pete Buzy 5/14/2019
Pete Buzy Date

Exhibit 10.54

Appendix 1
To Pete Buzy Offer Letter

The acceleration of the vesting of 50% of the Non-Qualified Stock Options to be awarded in connection with the acquisition (the “Acquisition”) through merger of Paragon Bioservices, Inc. (“Paragon”) is subject to the conditions set forth in this Appendix 1 (the “Conditions”).

First, the Conditions are based on “Adjusted EBITDA” performance. Adjusted EBITDA, for the purpose of the Conditions, has the meaning given to the term “Segment EBITDA” in the Annual Report on Form 10-K for Catalent, Inc. (the “Company”) for the period ending June 30, 2018, where the “segment” shall refer to Paragon; provided, however, that (a) if and to the extent that the Company or any of its subsidiaries, other than Paragon, incurs any cost that Paragon would have incurred absent the Acquisition (e.g., the incremental costs to provide legal services to Paragon in connection with customer contracts, whether provided by outside counsel or Catalent personnel), such cost will be treated as a Paragon cost for the purpose of computing Paragon’s Adjusted EBITDA, (b) any revenue that is accelerated from a period after 2020 into 2020 due to any contract cancellation or buyout will not be deemed received in such year for the purpose of computing Paragon’s Adjusted EBITDA, and (c) all employee retention costs agreed, prior to the closing of the Acquisition, between the Company and Paragon in connection with the Acquisition will be excluded from the calculation of Adjusted EBITDA regardless of when paid or accrued.

Second, Paragon’s Adjusted EBITDA during the fiscal year commencing July 1, 2019 and ending June 30, 2020 (“FY2020”) must exceed (a) 120% multiplied by (b) $74 million.

Third, the Adjusted EBITDA for FY2020 will be fixed for the purpose of the Conditions when the Compensation & Leadership Committee of the Company’s board of directors certifies to whether the Conditions are satisfied following receipt of the Company’s audited financial results for FY2020.

Fourth, the Conditions also require that you remain President, Gene Therapy or in another position mutually acceptable to you and the Company during the period from the closing of the Acquisition through the date of such certification.